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                              MANAGEMENT AGREEMENT

      This Agreement is entered into as of the 21st day of June, 2002 between Sunra Capital Holdings, Ltd. ("SCH") and Joseph Waechter ("Advisor").

      1. APPOINTMENT OF ADVISOR. SCH hereby engages Advisor to provide the investment services described in this Agreement with respect to SCH. Advisor agrees to provide those services.

      2.    AUTHORITY AND DISCRETION OF ADVISOR.

            2.1 GENERAL INVESTMENT AUTHORITY. SCH grants to Advisor absolute power and authority to manage and administer, in its sole discretion, the assets of SCH, including full power and authority to exercise all incidents of ownership with respect to such assets, including, but not limited to, the sole power to vote or to direct the voting of any Securities (as defined below) held by SCH and the sole power to dispose, or to direct the disposition of any such Securities, in the name, and for the account and risk, of SCH, including the power and authority to do any of the following things, in the sole discretion of Advisor, without prior approvals and directions from, or consultations with, SCH or any Custodian:

            (a) to have and exercise, in its sole discretion all "Voting power" as such term is defined and used in the Securities Exchange Act of 1934 ("Exchange Act") and under Rule 13(d)-3, as promulgated under the Exchange Act;

            (b) to have and exercise, in its sole discretion all "Investment power" as such term is defined and used in the Exchange Act and under Rule 13(d)-3, as promulgated under the Exchange Act;

            (c) to authorize sub-advisers, in their discretion, to buy, sell, transfer, assign, pledge, lend, exchange, deliver and otherwise trade in Securities (as defined below); and purchase Securities in public offerings (including initial public offerings) and private placements;

            (d) to engage directly in investment activities of the kind contemplated by clause (c) above;

            (e) to invest in limited partnerships managed by Advisor (in which event, the assets so invested would no longer be included in the computation of the performance fee described in Section 3.1 below), so long as SCH delivers to Advisor a separate written authorization to make any such investment;

            (f) to select and engage Custodians for SCH assets, enter into and terminate agreements with Custodians on terms and conditions approved by Advisor, and monitor the performance of the Custodians;

            (g) to perform any other act, including the signing and delivering of contracts, instruments, orders, receipts and all other documents, incidental to the broad powers granted to Advisor under this Agreement; and


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            (h) to select and engage other investment advisers as sub-advisers to SCH, enter into and terminate agreements with those sub-advisers on terms and conditions approved by Advisor, and monitor the performance of the sub-advisers.

As used in this Section 3, the term "Securities" encompasses common stock, preferred stock, warrants, convertible securities, bonds, notes, options, shares of investment companies, partnership interests, interests in REITs, derivative instruments, and any similar or related investment instruments or vehicles.

            2.2 CUSTODIAN INSTRUCTIONS. SCH authorizes Advisor to give written instructions to each Custodian at any time and from time to time to (a) deliver Securities sold, exchanged or otherwise disposed of from SCH, upon receipt of payment for such Securities, (b) pay cash for Securities delivered to a Custodian upon acquisition for SCH. SCH authorizes and directs each Custodian to follow such instructions. Except for payment of fees under Section 4 below, this authority shall not include the authority to cause Securities or cash to be delivered to Advisor.

            2.3 OTHER AUTHORIZATIONS. SCH, at its expense, shall promptly and duly execute and deliver such documents and assurances, including, but not limited to, any powers of attorney and authorizations to buy, sell or otherwise dispose of any assets held by SCH, and shall take such further action as the Advisor may from time to time request in order to carry out the intent and purpose of this Agreement and the other agreements and transactions contemplated herein, including, but not limited to, voting of the Securities and the acquisition and disposition thereof in accordance with the power and authority granted Advisor hereunder and thereunder, and to establish and protect the rights and remedies created or intended to be created in favor of Advisor hereunder. Further, SCH will furnish, and direct any Custodian engaged by SCH or Advisor to furnish, such additional authorizations as may be requested from time to time by Advisor, or by brokers or other third parties with which SCH has dealings, in order to implement the authority granted in this Section 2 or otherwise carry out the intent and purpose of this Agreement.

      3.    FEES AND EXPENSES.

            3.1 MANAGEMENT FEE. The Management Fee is calculated at the annual rate of 2.0% of the net assets of SCH. The Management Fee will be paid quarterly in advance based on the value of the net assets of SCH as of the first day of each calendar quarter (adjusted for subscriptions made during the quarter). SCH will pay the Management Fee in U.S. dollars promptly following the beginning of such quarter, unless the Advisor elects to defer receipt of the Management Fee as further described below. The Management Fee will be prorated for any period that is less than a full calendar quarter, and will be deducted in computing the net profit or net loss of SCH. For purposes of this agreement the effective date for billing purposes is July 1, 2002. Notwithstanding the foregoing, SCH, with the consent of the Advisor, may waive or reduce the Management Fee with regard to certain shareholders that are employees or affiliates of the Advisor, relatives of such persons, and for certain strategic investors.

            3.2 INCENTIVE FEE. The Incentive Fee is an amount, paid annually, equal to twenty percent (20%) of the net profits, if any, during each fiscal year allocable to SCH, subject to a loss carryforward. If SCH has a loss chargeable to it during any fiscal year, and during a subsequent fiscal year there is a profit allocable to SCH, there will be no Incentive Fee payable

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with respect to SCH until the amount of the loss previously allocated has been recouped. Advisor will be paid the Incentive Fee within 30 days after the end of the fiscal year.

                  In the event that the Management Agreement is terminated prior to the last day of any fiscal year, the Incentive Fee for that fiscal year will be computed as if the termination date was the end of such fiscal year.

            3.3 EXPENSES. SCH is responsible for all expenses related to the management of SCH, including all Custodian fees and expenses, sub-adviser performance fees, sub-adviser asset-based fees, bank service fees, wire transfer fees, exchange fees, debit-balance interest and similar administrative and transaction costs. These costs and expenses will be debited to SCH as they are incurred and will be promptly paid by SCH.

      4. MANAGEMENT FEE BILLING. SCH specifically authorizes its custodian Bank(s) to pay Advisor's fees upon receipt of Advisor's invoice, pursuant to the provisions of such fees as stated in section 3 of this agreement.

      5. STANDARD OF CARE. SCH acknowledges that the investment strategies contemplated for SCH entail inherent risks and that Advisor does not guarantee either that SCH will realize any particular return or that there will not be losses by SCH. Advisor shall not be liable to SCH or any Custodian for Advisor's acts or omissions or SCH losses.

      6. TERMINATION. This Agreement may be terminated by either party on 90 days' written notice. The incentive fee provisions of section 3.2 remain in effect until all investments made by SCH prior to the termination date have been sold, in the event of a termination by SCH.

      7.    MISCELLANEOUS

            7.1 ASSIGNMENT. Advisor will not assign this Agreement without SCH's prior written consent.

            7.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement. It supersedes all prior written and oral understandings on this subject.

            7.3   GOVERNING LAW. This Agreement is governed by Bermuda law.

            7.4 SUCCESSORS. This Agreement shall be binding upon, and inure to the benefit of, SCH and Advisor and their respective successors and permitted assigns.

            7.5   SIGNATURES.

            Joseph Waechter                     Sunra Capital Holdings Ltd.


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